U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 10, 2001
Date of Report (Date of earliest event reported)

DIGITALREACH HOLDINGS, INC.
(Name of Small Business Issuer in its charter)

Florida	52-2262373

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11845 West Olympic Boulevard, Suite 1140 Los Angeles, California	90064

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:      (310) 477-7395

(Not applicable.)

(Former name or former address, if changed since last report)

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Item 5. Other Events
SIGNATURE

Item 5. Other Events

DigitalReach Holdings, Inc., (“the Company”) redefines its operating structure. The Company is the parent company and sole owner of DigitalReach International, Inc. (“Subsidiary”). In turn, the Subsidiary is a majority shareholder (68%) of DigitalReach Corporation. Both the Company and its Subsidiary rely on DigitalReach Corporation for conducting its business operations. Any references to “the Company” shall hereinafter include the Company’s subsidiary and affiliate.

The Company is a developer and provider of human capital management software solutions that enable organizations to strategically manage their knowledge workforce. The Company’s database-driven software solutions allow companies to take an enterprise-wide view of their internal and external workforces. By using a skills inventory database approach in combination with libraries of skill sets and precision matching logics, the Company empowers organizations to reduce time-to-hire, make better hiring decisions, effectively utilize their human capital and increase retention. The Company enables companies to precisely manage the human resource supply chain, making optimal use of their people assets.

In the third quarter of 2001, the Company plans to launch the first of a family of Human Capital Management solutions that will be sold as enterprise applications to medium to large enterprises. The Company also has plans to license its software solutions through Application Service Providers, and license its technology to portals and other software developers.

The expected market for Human Capital Management solutions is expected to increase as large industries recognize the value of human capital. The Company expects to successfully participate in this growth.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2001	DIGITALREACH HOLDINGS, INC.

	By:	/s/ Chris Albornoz

Chris Albornoz
President

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